Exhibit 99.1

Kona Grill Reports Second Quarter 2017 Results

SCOTTSDALE, AZ – July 31, 2017 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Key Items vs. Year-Ago Quarter

●	Restaurant sales increased 8.5% to $47.0 million.
●	Same-store sales decreased 5.3% compared to a 2.5% gain from the prior year.
●

Net loss of $4.3 million, or ($0.43) per share, which included $1.4 million or ($0.14) per share in asset write-off and estimated lease termination costs associated with not opening a previously planned restaurant and $0.5 millon or ($0.05) per share for the write-off of deferred financing costs associated with amending the Company’s credit agreement, compared to net loss of $0.8 million, or ($0.08) per share in 2016.

●	Restaurant operating profit*, a non-GAAP measure, decreased 29.4% to $5.1 million compared to $7.3 million in 2016.
●	Opened one restaurant compared to three restaurants in 2016.

* For a reconciliation of restaurant operating profit to the most directly comparable financial measures presented in accordance with GAAP and a discussion of why the Company considers them useful, see the financial information accompanying this release.

“The casual dining environment remains difficult and our second quarter results reflect the current industry landscape. Although we firmly believe that the Kona Grill brand appeals to today’s consumer, our trends have been challenged over the past three quarters after six straight years of positive same-store sales,” said Berke Bakay, President and CEO of Kona Grill.

“In view of current market conditions, we are working diligently on building sales, ramping up margins, and generating cash flow to repay debt. We are also evaluating our underperforming restaurants and continue to engage in discussions with our landlords regarding rent abatement or potentially closing certain locations. Our success in addressing these opportunities and issues will put us in a better financial position for the future,” he continued.

“In June, we opened our first and only scheduled domestic restaurant opening of 2017 at the Scottsdale Quarter and are committed to only one domestic restaurant opening for all of next year. As previously announced, we have eliminated certain positions within our corporate office due to reduced domestic unit growth and right-sized the management teams at lower volume and certain other restaurants. The combination of these efforts should yield annual cost savings of $3 million,” he added.

“Our three international franchise partners are working diligently to open a restaurant in each of their respective countries during the second half of 2017. We are excited to see this initiative become a reality and we look forward to celebrating the opening of a restaurant in Monterrey, Mexico in August and restaurants in Dubai and Toronto later this year,” he concluded.

Second Quarter 2017 Financial Results

Restaurant sales increased 8.5% to $47.0 million in the second quarter of 2017 compared to $43.3 million in the second quarter of 2016. The increase was primarily driven by operating week growth from eight restaurants opened since June 2016.

Same-store sales decreased 5.3% in the second quarter of 2017 as compared to a 2.5% increase in the second quarter of last year. The decrease in same-store sales this year reflects a 4.6% decline in guest traffic and unfavorable menu mix, partially offset by slightly higher menu prices.

Net loss was $4.3 million, or ($0.43) per share in the second quarter of 2017, and included $1.4 million or ($0.14) per share in asset write-off and lease termination costs associated with not opening a previously planned restaurant in El Segundo, California and $0.5 millon or ($0.05) per share in the write-off of deferred financing costs associated with amending the Company’s credit agreement. This compared to net loss of $0.8 million, or ($0.08) per share in the same quarter of 2016.

Restaurant operating profit*, a non-GAAP measure, was $5.1 million in the second quarter of 2017 compared to $7.3 million in the second quarter of 2016. Restaurant operating profit in the second quarter of 2017 was adversely impacted by higher food and labor costs compared to the prior year quarter. As a percentage of sales, restaurant operating profit was 10.9% compared to 16.8% in the second quarter of last year.

Financial Guidance

In light of the current environment, the Company is revising its forecast to restaurant sales of $184 million and Adjusted EBITDA of $5.5 million. The latter excludes the aforementioned lease termination costs and asset write-offs.

The Company has not reconciled Adjusted EBITDA guidance to the corresponding GAAP financial measure because it does not provide guidance for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of its control and cannot be reasonably predicted. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

The Company has narrowed its capital expenditures, net of tenant allowances to range from $7 million to $9 million, which is primarily related to restaurant development, maintenance capital expenditures and technology initiatives.

Development Update

The Company opened a restaurant in Scottsdale, Arizona on June 12, 2017.

The Company’s three international franchise partners in Mexico, the United Arab Emirates, and Canada continue to make progress on the development of Kona Grill outside of the United States. Each of the Company’s franchisees is expected to open a Kona Grill restaurant in their respective country during 2017. The first franchised restaurant is scheduled to open in August in Monterrey, Mexico.

The Company has one signed lease for a restaurant in Orange (Cleveland), Ohio scheduled to open in the first half of 2018.

Conference Call

Kona Grill will hold a conference call today at 4:30 p.m. Eastern time to discuss its financial results for the second quarter ended June 30, 2017. The Company’s President and CEO Berke Bakay and CFO Christi Hing will host the call, followed by a question and answer session.

To access the conference call investors may dial 1-719-457-2715. The conference call will be followed by a question and answer session. Please call the conference telephone number 5-10 minutes prior to the start time so that an operator may register your name and organization.

The conference call will be broadcast simultaneously over the internet via the investors section of the Company’s website at www.konagrill.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 31, 2017 by calling 1-412-317-6671. To access the replay please use the ID number 5200147. The replay will also be available via the investors section of the Company’s website at www.konagrill.com.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 46 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 23 states and Puerto Rico: Alabama (Huntsville); Arizona (Chandler, Gilbert, Phoenix, Scottsdale (2)); California (Irvine); Colorado (Denver); Connecticut (Stamford); Florida (Miami, Tampa, Sarasota, Winter Park); Georgia (Alpharetta); Hawaii (Honolulu); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Idaho (Boise); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie, Minnetonka); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas(2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Tennessee (Franklin); Texas (Austin, Dallas, El Paso, Friendswood, Fort Worth, Houston, Plano, San Antonio(2), The Woodlands); Virginia (Arlington, Fairfax, Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our future financial performance and development plans, including but not limited to those relating to our sales trends, projected earnings, expenses, and capital expenditures for 2017, expectations of new store openings as well as international franchise development in 2017 and beyond and availability of capital. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Cash and cash equivalents	$2,593	$3,476
Other current assets	5,420	5,256
Other assets	1,059	1,383
Property, plant and equipment, net	97,577	98,268
Total assets	$106,649	$108,383
Liabilities and Stockholders' Equity
Current liabilities	$16,766	$19,277
Long term debt	36,380	25,921
Long-term obligations	32,476	31,610
Stockholders' equity	21,027	31,575
Total liabilities and stockholders' equity	$106,649	$108,383

KONA GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Restaurants sales	$46,977	$43,296	$92,202	$82,573
Costs and expenses:
Cost of sales	12,996	11,213	25,549	21,714
Labor	17,104	15,479	33,829	29,597
Occupancy	4,201	3,258	8,281	6,507
Restaurant operating expenses	7,532	6,065	14,815	11,704
General and administrative	3,084	3,337	6,716	6,853
Preopening expense	461	1,302	797	2,013
Depreciation and amortization	3,637	3,380	7,295	6,501
Lease termination and exit costs	1,384	-	1,384	-
Total costs and expenses	50,399	44,034	98,666	84,889
Income (loss) from operations	(3,422)	(738)	(6,464)	(2,316)
Write-off of deferred financing costs	472	-	472	-
Interest expense, net	408	72	714	125
Income (loss) before income taxes	(4,302)	(810)	(7,650)	(2,441)
Income tax expense	25	25	50	50
Net income (loss)	$(4,327)	$(835)	$(7,700)	$(2,491)

Net income (loss) per share:
Basic	$(0.43)	$(0.08)	$(0.76)	$(0.22)
Diluted	$(0.43)	$(0.08)	$(0.76)	$(0.22)

Weighted average shares outstanding:
Basic	10,099	10,932	10,138	11,095
Diluted	10,099	10,932	10,138	11,095

Comprehensive income (loss)	$(4,327)	$(835)	$(7,700)	$(2,491)

KONA GRILL, INC.

NON-GAAP RECONCILIATIONS

(In thousands)

(Unaudited)

We prepare our financial statements in accordance with U.S. GAAP. Within our press release, we make reference to non-GAAP EBITDA and Restaurant Operating Profit. Restaurant Operating Profit is defined as restaurant sales minus cost of sales, labor, occupancy and restaurant operating expenses. Restaurant Operating profit does not include general and administrative expenses, depreciation and amortization, asset impairment charge or preopening expenses. We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance; and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to that of our competitors.

EBITDA and Adjusted EBITDA. EBITDA is defined as net income (loss) plus the sum of interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus unusual or non-recurring items, such as impairment, lease termination and exit costs and write-off of deferred financing costs. EBITDA and Adjusted EBITDA are presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business; (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) we use EBITDA and Adjusted EBITDA internally as a benchmark to evaluate our operating performance and compare our performance to that of our competitors.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$(4,327)	$(835)	$(7,700)	$(2,491)
Income tax expense	25	25	50	50
Interest expense, net	408	72	714	125
Depreciation and amortization	3,637	3,380	7,295	6,501
EBITDA	(257)	2,642	359	4,185
Lease termination and exit costs	1,384	-	1,384	-
Write-off of deferred financing costs	472	-	472	-
Adjusted EBITDA	$1,599	$2,642	$2,215	$4,185
General and administrative	3,084	3,337	6,716	6,853
Preopening Expense	461	1,302	797	2,013
Restaurant operating profit	$5,144	$7,281	$9,728	$13,051

Restaurant operating profit margin (A)	10.9%	16.8%	10.6%	15.8%

(A) Restaurant opreating profit margin is calculated as restaurant operating profit divided by restaurant sales

KONA GRILL, INC.

Selected Supplemental Operating Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Same-store sales percentage change	-5.3%	2.5%	-4.8%	3.1%

Restaurants opened during the period	1	3	1	3
Restaurants at the end of the period	46	40	46	40

Restaurant operating weeks
Comparable restaurant base	429	351	801	692
Non-comparable restaurant base	158	144	364	274
Total restaurant operating weeks	587	495	1,165	966

Non-comparable restaurant base as a percentage of total restaurant operating weeks	26.9%	29.1%	31.2%	28.4%

Kona Grill Investor Relations Contact:

Kona Grill, Inc.

Christi Hing, Chief Financial Officer

(480) 922-8100

investorrelations@konagrill.com